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                                                                EXHIBIT 99(c)(9)
                        STOCK TENDER AND VOTING AGREEMENT


         STOCK TENDER AND VOTING AGREEMENT (this "Agreement"), dated as of July 6, 1999 by and among John W. Hohener ("Stockholder"), Saturn Electronics & Engineering, Inc., a Michigan corporation ("Saturn"), and SSI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Saturn ("Merger Sub").

                                    RECITALS

         A. Concurrently herewith Saturn, Merger Sub and Smartflex Systems, Inc., a Delaware corporation ("Smartflex"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Merger Sub agrees to make a tender offer (the "Offer") for all of the outstanding shares of common stock, $.0025 par value (the "Common Stock") of Smartflex, at a price of $10.50 per share (the "Offer Price"), in cash, following which Smartflex will be merged with and into Merger Sub, with Smartflex as the Surviving Corporation (the "Merger").

         B. Stockholder beneficially owns (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as of the date hereof, 57,113 shares of Common Stock (the "Existing Shares", together with any shares of Common Stock beneficial ownership of which is acquired by Stockholder after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares").

         C. As a condition to their willingness to enter into the Merger Agreement, Saturn and Merger Sub have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

         D. Saturn and Merger Sub have entered into the Merger Agreement in reliance on Stockholder's representations, warranties, covenants and agreement hereunder.

         THEREFORE, the parties agree as follows:

         1. Agreement to Tender and Vote; Irrevocable Proxy.

            1.1 Tender. Stockholder agrees to validly tender all Shares beneficially owned by it pursuant to the Offer within ten business days of commencement of the Offer, and not withdraw any such Shares, except to the extent that the tender of shares (including Shares acquired after the date hereof) pursuant to the Offer would subject Stockholder to liability under Section 16(b) of the Exchange Act.

            1.2 Voting. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of Smartflex, however called, and in any action by consent of the stockholders of Smartflex, Stockholder will: (a) vote all Shares beneficially owned by it in favor of the Merger; (b) vote all Shares beneficially owned by it against any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of Smartflex under or pursuant to the Merger Agreement; (c) vote all Shares beneficially owned by it against

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         any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage, the Merger or the Offer including, but not limited to, (i) any corporate transaction not entered into in the ordinary course of business (other than the Merger), including, but not limited to, a merger, other business combination, reorganization, consolidation, recapitalization, dissolution or liquidation involving Smartflex, (ii) a sale or transfer of a material amount of assets of Smartflex or any of its subsidiaries, (iii) any change in the board of directors of Smartflex, (iv) any material change in the capitalization of Smartflex, (v) any change in the charter, by-laws or other organizational or constitutive documents of Smartflex, or (vi) any other material change in the corporate structure or business of Smartflex; and (d) without limiting the foregoing, consult with Saturn and vote all Shares beneficially owned by it in such manner as is determined by Saturn to be in compliance with the provisions of this
         Section 1.2. Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding the foregoing, Stockholder may take any action in his or her role as a director or officer of Smartflex as permitted under Sections 6.04 and 8.01(e) of the Merger Agreement. This Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein and shall not prohibit the Stockholder from acting in accordance with his or her fiduciary duties to Smartflex.

                  1.3. Irrevocable Proxy. Contemporaneously with the execution of this Agreement: (i) Stockholder will deliver to Saturn a proxy in the form attached hereto as Exhibit A, which will be irrevocable to the fullest extent permitted by law (the "Proxy"), with respect to all Shares owned of record by Stockholder; and (ii) Stockholder will cause to be delivered to Saturn additional Proxies executed on behalf of each record owner of any Shares owned beneficially (but not owned of record) by Stockholder.

         2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Saturn and Merger Sub as follows:

                  2.1 Ownership of Shares. On the date hereof the Existing Shares are all of the Shares currently beneficially owned by Stockholder. On the Closing Date, the Shares will constitute all of the shares of Common Stock owned beneficially by Stockholder. Stockholder does not have any rights to acquire any additional shares of Common Stock other than pursuant to options issued under the Stock Option Plans (as defined in the Merger Agreement), Stockholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable, Federal and State securities laws).

                  2.2 Power; Binding Agreement. Stockholder has the full legal capacity, right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution and delivery of this Agreement by Stockholder will not violate any agreement, contract or arrangement to which Stockholder is a party or is bound, including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the

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transactions contemplated hereby will (a) other than filings required under the federal or state securities laws, require any consent or approval of or filing with any Governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute, a default under (i) any law, rule or regulation applicable to Stockholder, or (ii) any order, judgment or decree by which Stockholder is bound.

            2.3. Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

         3. Representations and Warranties of Saturn and Merger Sub. Saturn and Merger Sub, jointly and severally, represent and warrant to Stockholder as follows:

            3.1 Authority. Each of Saturn and Merger Sub has full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Saturn and Merger Sub will not violate the charter, bylaws or other organizational or constitutive documents of Saturn or Merger Sub, or any other agreement, contract or arrangement to which Saturn or Merger Sub is a party or is bound. This Agreement has been duly executed and delivered by each of Saturn and Merger Sub and constitutes a legal, valid and binding agreement of Saturn and Merger Sub, enforceable in accordance with its terms. Neither the execution of this Agreement nor the consummation by Saturn or Merger Sub of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Saturn or Merger Sub, or (ii) any order, judgment or decree to which Saturn or Merger Sub is bound.

            3.2. Finder's Fees. No person is, or will be, entitled to any commission or finder's fee from Saturn or Merger Sub in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

         4. Termination. This Agreement (other than the provisions of Sections 5, 6 and 19 which will survive any termination of this Agreement), will terminate on the earliest to occur of (a) the date on which Merger Sub accepts for payment the Shares tendered in the Offer, so long as the Shares are so tendered and not withdrawn, (b) the Effective Time (as defined in the Merger Agreement), and (c) simultaneously with the termination of the Merger Agreement in accordance with its terms.

         5. Expenses. Except as provided in Section 19, each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers. The provisions of this Section 5 will survive the Closing hereunder.

         6. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to these matters. In this connection, pending public disclosure, Stockholder agrees that it will not disclose or discuss these matters with anyone (other than officers, directors, legal

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counsel and advisors of Stockholder or Smartflex, if any) not a party to this
Agreement, without prior written consent of Saturn, except as provided herein or in the Merger Agreement and except for filings required pursuant to the Exchange Act, and the rules and regulations thereunder or disclosures Stockholder's legal counsel advises in writing are necessary in order to fulfill Stockholder's obligations imposed by law, in which event Stockholder will give prompt prior notice of such disclosure to Saturn and cooperate with Saturn in obtaining a protective order or in limiting such disclosure.

         7.       Certain Covenants of Stockholder.

                  7.1 Except in accordance with the provisions of this Agreement, Stockholder agrees, while this Agreement is in effect, not to, directly or indirectly:

                      (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares;

                      (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                      (c) solicit, initiate or encourage the submission of any proposal or offer from any person (other than Saturn or Merger Sub) relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in (other than pursuant to the exercise of options outstanding on the date hereof), Smartflex or any subsidiary of Smartflex, or any merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving Smartflex or any subsidiary of Smartflex (each a "Competing Transaction"), or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise, cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person
 (other than Saturn and Merger Sub) to do or seek any of the foregoing, Stockholder will cease and cause to be terminated any existing activities, discussions or negotiations by or on its behalf with any person (other than Saturn and Merger Sub) conducted heretofore with respect to any Competing Transaction and will promptly notify Saturn following receipt of any request by any person (other than Saturn or Merger Sub) relating to any possible Competing Transaction or information concerning Smartflex. Nothing contained herein will prohibit Stockholder, solely in his capacity as an officer or as a member of the board of directors of Smartflex (the "Board"), from furnishing information to, or entering into discussions or negotiations with, any person (other than Saturn and Merger Sub) in connection with an unsolicited proposal involving a fully-financed (as represented by such person) Competing
Transaction which is made in writing by such person (other than Saturn and Merger Sub) and which, if consummated, would provide consideration per share, of Common Stock to the stockholders of Smartflex in excess of the Offer Price if, and only to the extent that, the Board determines in good faith, based upon the advice of SG Cowen Securities Corporation and the written advice of Stradling Yocca Carlson & Rauth, that such action is required for the Board to comply with its fiduciary duties to stockholders under Delaware law.

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            7.2 Stockholder agrees, while this Agreement is in effect, to notify Saturn promptly of the number of any shares of Common Stock beneficial ownership of which is acquired by Stockholder after the date hereof.

         8. Legend and Stop Transfer Instructions. Immediately after the execution of this Agreement (and from time to time prior to the termination of this Agreement), Stockholder will cause Smartflex to provide for each certificate representing Shares beneficially owned by Stockholder to bear a legend in the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE STOCK TENDER AND VOTING AGREEMENT AND ARE SUBJECT TO THE IRREVOCABLE PROXY REFERRED TO THEREIN, EACH DATED AS OF JULY 6, 1999, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Immediately after the execution of this Agreement (and from time to time prior to the termination of this Agreement), Stockholder will cause Smartflex to require the transfer agent for its Common Stock to make a notation in its records prohibiting the transfer of any of the Shares, except in accordance with the terms and conditions of this Agreement.

         9. Survival of Representation and Warranties. Except as expressly set forth herein, none of the representations, warranties, covenants and agreements made by Stockholder, Saturn or Merger Sub in this Agreement will survive the Closing hereunder.

        10. Notices. All notices or other communication required or permitted hereunder will be in writing, will be given by hand delivery, U.S. Express Mail (return receipt requested), overnight courier guaranteeing next business day delivery, or facsimile, and will be deemed duly given when received, addressed as follows,


                    If to Saturn or Merger Sub:

                            Saturn Electronics & Engineering, Inc.
                            255 Rex Boulevard
                            Auburn Hills, Michigan 48326
                            Attention: Wallace K. Tsuha, Jr., President,
                               Chief Executive Officer and Chairman of the Board
                            Facsimile: (248) 853-2645




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                       With copies to:

                              Honigman Miller Schwartz and Cohn
                              2290 First National Building
                              660 Woodward Avenue
                              Detroit, Michigan  48226
                              Attention: Donald J. Kunz, Esq.
                              Facsimile:  (313) 465-7455


                       If to Stockholder:

                             John W. Hohener
                             21861 Via Del Lago
                             Trabuco Canyon, California 92679


                      With copies to:

                             Stradling Yocca Carlson & Rauth
                             660 Newport Center Drive
                             Suite 1600
                             Newport Beach, California 92660
                             Attention:  Nick E. Yocca, Esq.
                             Facsimile:  (949) 725-4100

         11. Entire Agreement; Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

         12. Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights and obligations hereunder to Saturn or any direct or indirect wholly-owned subsidiary of Saturn without the consent of Stockholder or Company, but no such transfer will relieve Merger Sub of its obligations under this Agreement if such subsidiary does not perform the obligations of Merger Sub hereunder.

         13. Governing Law; Jurisdiction; and Consent to Service. Except as expressly set forth below, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of Stockholder, Merger Sub and Saturn hereby agrees that any dispute arising out of this Agreement will be heard in the United States District Court for the Central District of California and, in connection therewith, each party to

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this Agreement hereby consents to the jurisdiction of such courts and agrees that any service of process in connection with any dispute arising out of this Agreement or the Merger may be given to any other party hereto by certified mail, return receipt requested, at the respective addresses set forth in
Section 10 above.

         14. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party will be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         15. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by facsimile signature), each of which will be deemed to be an original and all of which together will constitute one and the same document.

         16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

         17. Further Assurances. Each party hereto will execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         18. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, will be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

         19. Legal Expenses. In the event any legal proceeding is commenced by any party to this Agreement to enforce or recover damages for any breach of the provisions hereof, the prevailing party in such legal proceeding will be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees. The provisions of this Section 19 will survive the Closing hereunder.

         20. Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written document executed by Saturn, Merger Sub and Stockholder.

                  [Remainder of page intentionally left blank.]




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         IN WITNESS WHEREOF, Saturn and Merger Sub have caused this Agreement to be executed by their duly authorized officers, and Stockholder has duly executed this Agreement, as of the date and year first above written.

                                       "SATURN"

                                        SATURN ELECTRONICS &
                                        ENGINEERING, INC.

                                        By:  /s/ W. Tsuha
                                             ---------------------------------
                                                 Name:  Wallace K. Tsuha, Jr.
                                                 Its:   President
                                                 Chief Executive Officer and
                                                 Chairman of the Board



                                       "MERGER SUB"

                                        SSI ACQUISITION CORP.

                                        By:  /s/ W. Tsuha
                                             ---------------------------------
                                                 Name:  Wallace K. Tsuha, Jr.
                                                 Its:   President
                                                 Chief Executive Officer and
                                                 Chairman of the Board



                                       "STOCKHOLDER"

                                             /s/ John W. Hohener
                                             ---------------------------------
                                                 Name:  John W. Hohener




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                                    EXHIBIT A

                            Form Of Irrevocable Proxy

         The undersigned stockholder of Smartflex Systems, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Wallace K. Tsuha, Jr., Jereen Trudell and Saturn Electronics & Engineering, Inc. ("Saturn"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to
(i) the issued and outstanding shares of capital stock of Smartflex owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of Smartflex which the undersigned may acquire after the date hereof (the shares of the capital stock of Smartflex referred to in (clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares"). Upon the execution hereof all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

         This proxy is irrevocable, is coupled with an interest and is granted in connection with a Stock Tender and Voting Agreement, dated as of the date hereof, among Saturn, SSI Acquisition Corp. and the undersigned (the "Stock Tender Agreement"), and is granted in consideration of Saturn entering into the Agreement and Plan of Merger, dated as of the date hereof, among Saturn, SSI Acquisition Corp. and Smartflex (the "Merger Agreement"). Capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Merger Agreement.

         The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement pursuant to Section 8.01 thereof or the Effective Time at any meeting of the stockholders of Smartflex, however called, or in any written action by consent of stockholders of
Smartflex: (a) in favor of the Merger; (b) against any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of Smartflex under or pursuant to the Merger Agreement; or (c) against any action or agreement that would impede, interfere with, delay, postpone, or attempt to discourage the Merger or the Offer including, but not limited to, (i) any corporate transaction not entered into in the ordinary course of business (other than the Merger), including, but not limited to, a merger, other business combination, reorganization, consolidation, recapitalization, dissolution or liquidation involving Smartflex, (ii) a sale or transfer of a material amount of assets of Smartflex or any of its subsidiaries,
(iii) any change in the board of directors of Smartflex, (iv) any material change in the capitalization of Smartflex, (v) any change in the charter, by-laws or other organizational or constitutive documents of Smartflex, or (v) any other material change in the corporate structure or business of Smartflex.

         This proxy will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

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     Any term or provision of this proxy which is invalid or unenforceable, in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this proxy or affecting the validity or enforceability of any of the terms or provisions of this proxy in any other jurisdiction. If any provision of this proxy is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         This proxy will terminate immediately upon the earlier of the valid termination of the Merger Agreement pursuant to Section 8.01 thereof or the Effective Time.


Dated:     July 6, 1999


------------------------------
Name:  John W. Hohener




Number of shares of Common Stock owned of record as of the date of this proxy:
30,613





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